Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lauren Levine
(212) 850-5651, 212-850-5776

FOR IMMEDIATE RELEASE

GUITAR CENTER, INC. ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2005 RESULTS

•                  Fourth quarter consolidated net sales increased 20% and full year net sales rose 18%

•                  Fourth quarter net income increased 24% to $33.5 million; excluding special items net income would have been $34.3 million

•                  Diluted EPS for fourth quarter were $1.14; excluding special items diluted EPS would have been $1.17

•                  Full year net income increased 21% to $76.7 million; excluding special items net income would have been $80.5 million

•                  Diluted earnings per share for full year were $2.67; excluding special items diluted EPS would have been $2.80

Westlake Village, CA (February 15, 2006) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the fourth quarter and full year ended December 31, 2005.

Consolidated net sales increased 20.0% to $562.8 million in the fourth quarter from $468.9 million in the prior year period. Consolidated net sales for the full year increased 17.8% to $1.782 billion from $1.513 billion in 2004.

Net income increased 23.6% in the fourth quarter to $33.5 million, or $1.14 per diluted share, from $27.1 million, or $0.95 per diluted share, in the prior year period. Fourth quarter 2005 net income includes an after-tax charge of $1.7 million, or $0.06 per diluted share, resulting from the previously announced settlement of two class action lawsuits as well as a one-time after-tax gain of $883,000, or $0.03 per diluted share, due to a reversal of the stock-based compensation expense recorded in the third quarter of 2005. Under the terms of the Company’s long-term incentive plan, a stock-based compensation expense is only recorded if the Company expects to meet or exceed specified earnings targets. The Company’s fourth quarter 2004 net income included a one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, recorded in connection with the termination of an employment agreement. Excluding the credit and charges in both years, fourth quarter 2005 net income would have been $34.3 million, or $1.17 per diluted share, compared to net income of $28.3 million, or $0.99 per diluted share, in the fourth quarter of 2004.

Net income for the full year increased 20.9% to $76.7 million, or $2.67 per diluted share, from net income of $63.4 million, or $2.29 per diluted share, in 2004. In addition to the charge described above which was recorded in the fourth quarter, 2005 net income includes an after-tax charge of $2.1 million, or $0.07 per diluted share, recorded principally in the second quarter in relation to the acquisition of Music & Arts Center, Inc. Full year 2004 net income included the fourth quarter charge due to the termination of an employment agreement described above. Excluding the charges in both years, net income in 2005 would have been $80.5 million, or $2.80 per diluted share, compared to net income of $64.6 million, or $2.33 per diluted share in the prior year.

Marty Albertson, Chairman and Chief Executive Officer stated, “On a consolidated basis we ended the year with sales in line with expectations and earnings at the low end of our anticipated range. We generated solid sales growth across all our divisions for the fourth quarter and the year. We were particularly pleased with the operating margin performance in our Guitar Center division for both the quarterly and annual periods. Our Guitar Center stores have benefited from a more favorable product mix and efficiencies in our stores and at the distribution center. We successfully opened five new stores in the fourth quarter, including our first tertiary market store in Pueblo, Colorado, which brought our new store openings in 2005 to 25. At Musician’s Friend, fourth quarter and 2005 operating margin reflects our increased spending on Internet advertising and promotional expenses, due to an ongoing competitive environment. Music & Arts’ sales met our expectations for the year.”

Guitar Center Stores

During the quarter, the Company opened three large format stores, one small format store and the first tertiary market store. Net sales from Guitar Center stores increased 13.0% to $409.9 million from $362.8 million in the fourth quarter of 2004, with sales from new stores contributing $30.6 million, or 65.0% of the increase. Comparable store sales for the Guitar

Center stores increased 4.6%. Gross margin, after buying and occupancy costs, grew to 29.6% from 28.6% in the fourth quarter last year. The increase is primarily due to a higher selling margin. Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses and a credit from the reversal of the third quarter stock-based compensation expense, were 18.4% of net sales in the fourth quarter compared to 19.4% in the prior year period.

Musician’s Friend

Direct response net sales for the quarter increased 21.6% to $114.8 million from $94.4 million in last year’s fourth quarter. Gross margin for the quarter was 28.8% compared to 32.2% in the prior year period, reflecting a lower selling margin due to reduced shipping and handling revenue which is a result of the competitive environment. Selling, general and administrative expenses for the fourth quarter were 19.9% of net sales versus 19.1% in the comparable period last year. The increase primarily reflects higher advertising costs primarily related to Internet advertising and affiliate fees.

Music & Arts

The Company completed its acquisition of Music & Arts Center, Inc. on April 15, 2005, and the acquired business and the Company’s former American Music business were combined into a new division that operates under the Music & Arts name. Fourth quarter 2005 consolidated results reflect contributions from the combined operations of Music & Arts and American Music. Fourth quarter 2004 results do not reflect the acquisition.

Net sales from our Music & Arts division were $38.1 million in the fourth quarter compared to $11.7 million in the fourth quarter of 2004. Comparable sales for the Music & Arts division increased 2.9% in the quarter. Fourth quarter gross margin for Music & Arts increased to 41.1% versus 36.1% in the same period last year. Selling, general and administrative expenses for Music & Arts were 39.2% of net sales compared to 43.4% in the fourth quarter of 2004.

Business Outlook

In 2006, the Company plans to open 35 to 40 Guitar Center stores, consisting of 8 to 10 large format, 27 to 30 small format and 2 tertiary market format stores. To date in the first quarter we have opened large format Guitar Center stores in El Paso, Texas and Allen Park,

Michigan, a small format store in Madison, Wisconsin and our second tertiary market store in Terre Haute, Indiana.

Based on current business and economic conditions, we currently anticipate consolidated net sales in 2006 will range between $2.059 billion and $2.106 billion and diluted earnings per share will range between $2.72 and $2.98, inclusive of stock option expense in the range of $0.26 to $0.28. More detailed guidance for 2006 is provided in a Form 8-K filed today by the Company.

The comments regarding future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below and the information provided in the Form 8-K.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, February 15th, at 2 p.m. PT (5:00 p.m. ET) to discuss fourth quarter financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com. To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international). The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com. A replay of the call will be available through February 22, 2005 and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 5053671. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. We presently operate 165 Guitar Center stores, with 127 stores in 50 major markets and 36 stores in secondary markets and 2 stores in tertiary markets across the U.S. In addition, the Music & Arts division operates 81 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students. Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company's web site at www.guitarcenter.com

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2006, and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Current Report on
Form 8-K dated February 15, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.